EXHIBIT 4.10



                                PROMISSORY NOTE

$2,500,000                                                         June 17, 1997
                                                              New York, New York

        FOR VALUE RECEIVED, EMPIRE INDUSTRIES, INC., a North Carolina corporation (the "Company"), with offices at 5150 Linton Boulevard, Delray Beach, Florida 33484, hereby promises to pay to the order of SMEDLEY INDUSTRIES, INC. LIQUIDATING TRUST, with offices at c/o Kahn Consulting, Inc., 152 West 57th Street, New York, New York 10019, or its successors or registered assigns (the "Payee"), the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), which shall be due and payable as hereinafter provided.

        1. Maturity. The unpaid principal amount of this Note shall be due and payable on the following dates in the amounts indicated:

                               Date                             Amount

                           June 1, 1998                        $625,000
                           June 1, 1999                        $625,000
                           June 1, 2000                        $625,000
                           June 1, 2001                        $625,000

         2. Interest. This Note shall bear interest from June 17, 1997 on the unpaid principal balance at the rate of 9.0% per annum (the "Base Rate"), payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1997. Upon the occurrence of an Event of Default (as defined in Section 7 hereof) and at all times thereafter until all Events of Default shall have been cured or waived, interest shall be payable on demand at the rate of the Base Rate plus 3.0% per annum on (i) the unpaid principal balance and (ii) to the fullest extent permitted by law, all accrued but unpaid interest and all other amounts owing hereunder. Interest shall be computed on the basis of twelve 30-day months and a 360-day year.

         3. Registered Note. This Note is a registered Note and, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the Payee or the Payee's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration and transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.


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         4. Payments. The Company shall make each payment hereunder not later than 12:00 p.m. (New York City time) on the day when due in lawful money of the United States of America to the holder of this Note by wire transfer in immediately available funds, without deduction, setoff or counterclaim, pursuant to the following wire transfer instructions:

                  The Chase Manhattan Bank N.A.
                  ABA # 021-000-021
                  Acct. # 0371289679
                  Ref:Smedley Ind. Inc. Liquidating Trust
                  Attn:    Robert Kennedy
                           (212) 397-6222

or pursuant to such other instructions as the Payee shall from time to time designate in writing. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.

         5. Prepayments.

                  (a) The Company shall have the right to prepay the principal amount of this Note, in whole or in part, at any time or from time to time, without premium or penalty, but with interest on the portion of the principal amount so prepaid accrued to the date of prepayment.

                  (b) In the event that the Company shall at any time sell, transfer or otherwise dispose of any assets other than (i) in the ordinary course of business or (ii) pursuant to a Permitted Asset Sale (as defined herein in Section 10(c)), then, in such event, the Company shall apply all net proceeds of such sales, transfers and dispositions to the prepayment of the aggregate outstanding principal amount of this Note, in whole or in part, plus interest thereon accrued to the date of prepayment.

         6. Guarantee.

                  (a) For value received, Empire of Carolina, Inc. and its successors and assigns (the "Guarantor") hereby guarantees to the Payee the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal amount of this Note and interest thereon and all other amounts at any time owing to the Payee by the Company under this Note, in each case strictly in accordance with the terms hereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Company shall fail to pay in full when due (whether at maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without deduction, setoff or counterclaim, and without any demand or notice whatsoever.


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                  (b) The obligations of the Guarantor hereunder are absolute and unconditional, and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company contained in this Note, (ii) any impairment, modification, release or limitation of the liability of the Company or its estate in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Company or the holder of the Note of any rights or remedies under this Note or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as additional security for this Note, including all or any part of the rights of the Company hereunder,
         (v) the extension of the time for payment by the Company of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of this Note or of the time for performance by the Company of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company set forth in this Note, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Company or the Guarantor or any of their respective assets, or the disaffirmance of this Guarantee pursuant to this Section 6 or this Note in any such proceeding, (viii) the release or discharge of the Company from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of this Note or the Guarantee, or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

                  (c) The Guarantor hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or to realize on any collateral, protest or notice with respect to the Guaranteed Obligations and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guaranteed Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guaranteed Obligations without notice to them, and (iii) covenants that its Guarantee pursuant to this Section 6 will not be discharged except by complete performance of the Guaranteed Obligations and of its Guarantee pursuant to this Section 6.

                  (d) The Guarantee pursuant to this Section 6 shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any of the Guaranteed Obligations is, pursuant to

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         applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the holder of this Note, whether as a result of any proceeding in bankruptcy (including as a "voidable preference," "fraudulent conveyance" or "fraudulent transfer") or otherwise (of the Company, the Guarantor or any third party), all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, (i) the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned, and (ii) the Guarantor shall indemnify the Payee on demand for all costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Payee in connection with such rescission, reduction, restoration or return, including any such costs and expenses incurred in defending against any claim alleging that such payment consisted a preference, fraudulent conveyance, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                  (e) The Guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                  (f) In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor hereunder would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Payee or any other person or entity, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

         7. Event of Default. In case one or more of the following events of default (each, an "Event of Default") shall have occurred and be continuing:

                  (a) the Company fails to make any payment of any principal, interest or other amount under this Note when due (whether at stated maturity, by acceleration or otherwise);

                  (b) the Company fails to perform, comply with or observe any term, covenant or agreement contained in Section 9(c), (d) or (e) of this Note and such failure shall continue for a period of five days;

                  (c) the Company fails to perform, comply with or observe any term, covenant or agreement contained in this Note (other than Section 9(c), (d) or (e) hereof) and such failure shall continue for a period of five days after notice thereof to the Company by the Payee;


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                  (d) any representation or warranty made by the Company herein shall prove to be false or misleading in any material respect as of the date made or deemed to have been made;

                  (e) the Company or the Guarantor fails to perform, comply with or observe any term, covenant or agreement to be performed, complied with or observed by the Company or the Guarantor pursuant to the Registration Rights Agreement of even date herewith by and between the Guarantor and Smedley Industries, Inc. Liquidating Trust;

                  (f)           (i)  the Company or the Guarantor fails to
                       perform, comply with or observe any term, covenant or agreement to be performed, complied with or observed by either of them pursuant to (x) the Loan and Security Agreement, dated May 29, 1996, among BT Commercial Corporation, LaSalle National Bank and the Company, as amended from time to time (the "Loan Agreement"), (y) the documentation evidencing or relating to the Refinancing Debt (as defined in Section 10(b)) or (z) any other evidence of indebtedness or liability for borrowed money (other than this Note), or

                                (ii) any other event shall occur or condition
                       shall exist, if the effect of such failure, event or condition is to accelerate or otherwise cause the maturity of any indebtedness under the Loan Agreement, the documentation evidencing or relating to the Refinancing Debt or any other evidence of indebtedness or liability for borrowed money (other than this Note);

                  (g) material adverse orders, judgments or decrees shall be entered against the Company or the Guarantor in excess of $1,000,000 in the aggregate, and such orders, judgments or decrees shall continue unstayed and in effect for a period of 30 days;

                  (h) Charles S. Holmes ("Holmes") shall not be a director of the Company and the Guarantor;

                  (i) Holmes shall not be the sole legal and beneficial owner and holder of, or shall not have good and marketable title to, at least 510,000 shares of the Company's Series A Preferred Stock (the "Shares") and 1,020,000 warrants entitling him to purchase 1,020,000 shares of the Company's common stock (or such shares, to the extent Holmes has exercised such rights) (the "Warrants") (or, in each case, the number and type of securities Holmes would be entitled to had he owned the Shares and the Warrants on the date hereof and never assigned, transferred or otherwise disposed of such Shares or Warrants, i.e. after giving effect to stock splits, combinations and dividends, recapitalizations and similar events), in each case free and clear of all liens, claims, security interests, encumbrances and other rights of any kind;


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                  (j) the Company or the Guarantor shall sell, transfer or
         otherwise dispose of all or substantially all of its assets;

                  (k) a court having jurisdiction shall have entered a decree or order for relief against the Company or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or the Guarantor or for any of their respective assets or properties, or shall have ordered the winding-up or liquidation of either of their affairs, and such decree or order shall have remained unstayed and in effect for a period of thirty consecutive days;

                  (l) the Company or the Guarantor shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or the Guarantor or for any of their respective assets or properties, or shall have made an assignment for the benefit of creditors, or shall have admitted in writing either of their inability to pay their debts as they mature, or shall have taken any corporate action in furtherance of any of the foregoing; or

                  (m) the Guarantor has not received after the date hereof and prior to July 1, 1997, net proceeds in cash from HPA Associates, LLC and EMP Associates LLC in consideration for the issuance of $5 million of its Series A Preferred Stock of at least $4.5 million (after taking into account the placement agent's fees and the expenses of such offering);

then the holder of this Note, by notice to the Company in writing, may at its option declare the principal amount of this Note and accrued interest thereon to the date of such declaration to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable; provided, however, that if an event specified in clause (k) or (l) above occurs, such amount shall become and be immediately due and payable automatically, without any declaration or other act on the part of the holder of this Note.

         8. Representations and Warranties. The Company and the Guarantor hereby represent and warrant to the holder of this Note as follows:

                  (a) The Company and the Guarantor and each subsidiary of either of them that is an operating entity or that has any material assets are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporations, (ii) have all requisite power and authority to own or to lease and to operate their respective properties and assets and to carry on their respective businesses as now conducted and as proposed to be conducted, and (iii) are duly qualified and authorized to do business and are in good standing in every jurisdiction in which they

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         own or lease property and in which the conduct of its business requires them to so qualify or be licensed.

                  (b) This Note has been duly authorized, executed and delivered by the Company and the Guarantor. The execution and delivery of this Note by the Company and the Guarantor and the performance of their respective obligations hereunder: (i) is within the Company's and the Guarantor's corporate powers, (ii) is duly authorized by all necessary corporate action, including by the Company's and the Guarantor's Board of Directors and, if necessary, stockholders, (iii) is not in contravention of the terms of the Company's or the Guarantor's charter documents, (iv) does not conflict with or result in the breach of, or constitute a default under, any material indenture, contract, agreement, mortgage, deed of trust, lease or other instrument or undertaking binding on or affecting the Company or the Guarantor or any of their respective subsidiaries or any of their respective properties,
         (v) does not violate or contravene any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, and (vi) will not result in or require the creation or imposition of any lien. None of the Company, the Guarantor or any of their respective subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or, except as provided in the Guarantor's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, in breach of any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance of this Note or (ii) the exercise by the holder of this Note of its rights and remedies under or in respect of this Note.

                  (d) This Note is the legal, valid and binding joint and several obligation of the Company and the Guarantor and is enforceable against each of them in accordance with its terms.

                  (e) No information, exhibit or report furnished by the Company or the Guarantor or any of their respective subsidiaries to the Payee contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                  (f) Set forth on Schedule I hereto is a complete and accurate list of each subsidiary of the Company or the Guarantor that is an operating entity or that has any material assets, showing as of the date hereof (as to each such subsidiary) the jurisdiction of its incorporation and the percentage ownership (direct and indirect) of the Company and the Guarantor in each class of capital stock or other equity interests of each of its respective subsidiaries and also identifies the direct owner thereof. Except for the subsidiaries set forth on Schedule I, neither the Company nor the Guarantor has any subsidiary that is engaged in business or that owns material assets.

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                  (g) Except as disclosed in Schedule II, there is no judgment outstanding against the Company or the Guarantor or any of their respective subsidiaries, or any of their respective assets or properties, nor is there any action, suit, investigation, litigation, contested claim or proceeding affecting any of them or any of their respective assets or properties, now pending or, to the best of their knowledge after diligent inquiry of their executive officers, threatened, that (i) could reasonably be expected to have, in the aggregate, a material adverse effect on (A) the business operations, results of operations, assets, liabilities or condition (in each case financial or otherwise) of the Company or the Guarantor, (B) the ability of the Company or the Guarantor to perform any of their respective obligations under this Note or the Guarantee or (C) the rights and remedies of the holder of this note hereunder (a "Material Adverse Effect"), or (ii) purports to affect the legality, validity or enforceability of any of this Note or any of the actions contemplated hereby.

                  (h) Except for defaults under the Loan Agreement, and except for litigation listed on Schedule II, none of the Company, the Guarantor or any of their respective subsidiaries is in default under any material contract, lease, commitment or other agreement to which it is a party or by which it is bound which could reasonably be expected to have, in the aggregate, a Material Adverse Effect. None of the Company, the Guarantor or any of their respective subsidiaries knows of any dispute regarding any material contract, lease, commitment or other agreement which could reasonably be expected to have, in the aggregate, a Material Adverse Effect.

                  (i) The Guarantor has received net proceeds in cash from HPA Associates, LLC and EMP Associates LLC in consideration for the issuance of $6 million of its Series A Preferred Stock of at least $5.09 million (after taking into account the placement agent's fees and the expenses of such offering). All $5 million aggregate principal amount of the Guarantor's Promissory Notes Due February 6, 1998 have been converted into $5 million of the Guarantor's Series A Preferred Stock, and all $15 million of the Guarantor's outstanding debentures have been converted into $15 million of the Guarantor's Series C Preferred Stock, and all such Notes and debentures have been surrendered to and cancelled by the Guarantor.

         9. Affirmative Covenants. Until such time as the Company shall have paid in full in cash all amounts outstanding hereunder to the holder of this Note, the Company and the Guarantor hereby covenant to and to cause each of their respective subsidiaries to:

                  (a) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights (charter and statutory), licenses and franchises.

                  (b) Cause copies of all quarterly and annual reports and of the information, documents and other reports ("SEC Reports") which the Company and/or the Guarantor files or is required to file with the Securities and Exchange Commission (the "SEC") to be delivered to the holder of this Note at the address set forth herein, in each case,

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         within five days of filing with the SEC. If the Company or the
         Guarantor is not subject to the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or shall cease to be required by the SEC to file SEC Reports, the Company and the Guarantor shall nevertheless continue to cause SEC Reports, comparable to those which it would be required to file pursuant to
         Section 13(a) or 15(d) of the Exchange Act if it were subject to the requirements of either such Section, to be delivered to the holder of this Note, but only upon such holder's written request, in each case, within the same time periods as would have applied (including under the preceding sentence) had the Company and the Guarantor been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act.

                  (c) Deliver to the holder of this Note a written statement of an officer of the Company and the Guarantor setting forth the nature of any fact or circumstance that, with the giving of notice and/or the passage of time, would allow (i) the holder of this Note to accelerate the maturity hereof, or (ii) so long as the holder thereof or any other person or entity shall be entitled to receive notice thereof, the acceleration of any indebtedness of the Company or the Guarantor in excess of $1,000,000. Such statement shall be delivered as soon as possible, and in any event within two days after the initial occurrence of any such fact or circumstance.

                  (d) Deliver to the holder of this Note within 30 days after the end of each quarterly fiscal period of each fiscal year of the Guarantor, a certificate of a senior financial officer of the Company and the Guarantor to the effect that no Event of Default, and no event that with the giving of notice and/or the passage of time could become an Event of Default, has occurred and is continuing (or, if any Event of Default or any such event has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto).

                  (e) Upon the written request of the holder of this Note, deliver to such holder within five business days' of such request documents and information to evidence the accuracy and completeness of the certificates delivered pursuant to Section 9(d) hereof.

         10. Negative Covenants. Until such time as the Company shall have paid in full in cash all amounts outstanding hereunder to the holder of this Note, the Company and the Guarantor hereby covenant not to and to cause each of its respective subsidiaries not to:

                  (a) Create, incur, assume or suffer to exist any lien, security interest, pledge or other charge or encumbrance of any kind, or any other type of preferential arrangement (including any easement, right of way or other encumbrance on title to real property) on or with respect to any of its properties or assets of any character, whether real, personal or mixed, whether now owned or hereafter acquired, except for (i) liens granted by the Company pursuant to the Loan Agreement to secure the indebtedness created thereby, (ii) liens granted by the Company to secure Refinancing Debt (as defined herein),
         (iii) liens granted by the Company to secure indebtedness of the Company of

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         which 100% of the net proceeds thereof is used to repay amounts outstanding under this Note, (iv) liens for taxes or of warehousemen, mechanics, common carriers and landlords arising by operation of law and incurred in the ordinary course of business, for amounts that are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings promptly instituted, provided that in any such case an adequate reserve is being maintained on the books of the Company in accordance with generally accepted accounting principles, (v) additional liens upon real or personal property to secure Additional Debt (as defined herein in Section 10(c), provided that the aggregate amount of Additional Debt secured thereby plus the aggregate amount of judgments secured by liens may not exceed $2,000,000, (vi) liens securing judgments, provided that the aggregate amount of Additional Debt secured by liens plus judgments secured by liens may not exceed $2,000,000, and (vii) purchase money mortgages or security interests securing indebtedness representing the purchase price of assets acquired by the Company after the date hereof, incurred solely for the purpose of financing the acquisition of such assets; provided, however, that such mortgages or security interests shall encumber only such assets and such indebtedness is non-recourse to the Company, the Guarantor and, except for such acquired assets, their respective properties and assets.

                  (b) Create, incur, assume, guarantee or otherwise be or become liable for any obligations for borrowed money or other indebtedness other than (i) indebtedness arising under this Note, (ii) indebtedness of the Company incurred pursuant to the Loan Agreement, as it exists on the date hereof (the "Bank Debt"), (iii) indebtedness of the Company of which 100% of the net proceeds thereof is used to repay the Bank Debt ("Refinancing Debt"), (iv) indebtedness of the Company of which 100% of the net proceeds thereof is used to repay amounts outstanding under this Note, (v) current trade liabilities of the Company or the Guarantor, as the case may be, or extensions thereof, incurred in the ordinary course of their respective businesses from time to time and payable in accordance with customary practices, (vi) indebtedness that is unsecured and subordinated (on terms being acceptable to the holder of this Note) to the payment in full of all amounts outstanding hereunder, and (vii) indebtedness representing the purchase price of assets acquired by the Company or the Guarantor after the date hereof solely for the purpose of financing the acquisition of such assets; provided, however, that such indebtedness is non-recourse to the Company, the Guarantor and, except for such acquired assets, their respective properties and assets. Notwithstanding the foregoing, the Company and the Guarantor may, in the aggregate, incur an amount of unsecured indebtedness equal to the difference between $5,000,000 and the aggregate gross proceeds of all Permitted Asset Sales ("Additional Debt"); provided, however, that if the rate of interest accruing at any time in respect of any such Additional Debt exceeds 9.0%, then the Base Rate hereunder shall thereafter equal the greater of 9.0% or the highest rate of interest accruing at any time in respect of Additional Debt.

                  (c) Sell, lease, assign, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales of assets in the ordinary course of its business, (ii) sales of assets by the Company and the Guarantor for cash at fair value that do not exceed (on a consolidated basis for the

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         Company, the Guarantor and their respective subsidiaries) an aggregate amount equal to the difference between $5,000,000 and the aggregate amount of Additional Debt outstanding at any time ("Permitted Asset Sales"), and (iii) sales of assets for cash and fair value, 100% of the net proceeds of which are used to repay permanently the Bank Debt, Refinancing Debt or amounts outstanding under this Note. The terms of this Section 10(c) shall apply to, inter alia, the sale, termination, renegotiation and exercise of contract rights, including, without limitation, the termination or renegotiation of the Distribution Agreement dated as of September 24, 1996, between the Company and Tyco Industries, Inc. (the "Distribution Agreement"); provided, however, that the first $3 million of proceeds received by the Company in consideration for the termination or renegotiation of the Distribution Agreement shall not be subject to the terms of this Section 10(c) or
         Section 5(b).

                  (d) Declare or make any dividend payment or other distribution of assets, properties, cash, warrants, rights, options, obligations or securities on account of any shares of any class of its or any of its subsidiaries' capital stock (other than pursuant to and in consummation of a stock split or a stock dividend or a dividend or distribution by a subsidiary of the Company to the Company), or purchase, redeem, retire or otherwise acquire for value any shares of any class of its or any of its subsidiaries' capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

                  (e) Enter into any transaction or series of related transactions, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any of its affiliates, except to the extent that such transaction or series of related transactions is (i) pursuant to the reasonable requirements of the Company's or the Guarantor's business, (ii) upon fair and reasonable terms no less favorable to the Company and the Guarantor than it would obtain in a comparable arm's-length transaction with an unaffiliated person or entity, and (iii) with respect to any transaction or series of related transactions that is of a value greater than $75,000, such transaction or series of related transactions is approved by a majority of the disinterested directors of the Company and the Guarantor.

                  (f) Consolidate with or merge with or into any person or entity.

         11. Rights and Remedies. All powers and remedies given to the holder of this Note shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the holder of this Note, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of the holder of this Note to exercise any right or power accruing upon any default hereunder shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.

                  (a) Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns, and the terms and provisions of this Note shall inure to

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         the benefit of the Payee and its successors and assigns, including subsequent holders hereof.

                  (b) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of the conflict of laws thereof. Each party hereto hereby irrevocably consents to the exclusive jurisdiction of the United States Court for the Southern District of New York and the courts of the State of New York located in the City and State of New York in any action to enforce, interpret or construe any provision of this Note or of any agreement or document delivered in connection herewith, and hereby irrevocably waives any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those Courts. Each party hereby irrevocably consents to the service by certified or registered mail, return receipt requested, to be sent to its address set forth herein, or to such other address as it may designate in writing from time to time, of any process in any action to enforce, interpret or construe any provision hereof.

                  (c) Severability. The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

                  (d) Waiver. Presentment for payment, notice of dishonor, protest, notice of protest and any other notice are hereby waived. The Company and the Guarantor hereby waive any and all common law or statutory setoff rights either of them may have against the Payee, and all payments hereunder shall be without any deduction, setoff or counterclaim.

                  (e) Amendment, Waiver. No amendment, modification or waiver of any term or provision of this Note, nor consent to any departure by the Company or the Guarantor herefrom, shall be effective, and no right or obligation under this Note shall otherwise be affected in any way, without the prior written consent of the holder of this Note, and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  (f) No Third Party Beneficiaries. Nothing in this Note, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Note, or under any covenant, condition or provision herein contained; all such covenants, conditions and provisions being for the sole benefit of the Company and the holder of this Note.


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         IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered to the Payee on the date and year first above written.

                                       EMPIRE INDUSTRIES, INC.


                                       By: /s/ Lawrence Geller
                                           ----------------------
                                           Name:  Lawrence Geller
                                           Title: Vice President-General Counsel

GUARANTOR:

      EMPIRE OF CAROLINA, INC.


By: /s/ Lawrence Geller
    -------------------
    Name:    Lawrence Geller
    Title:   Vice President-General Counsel
    Address: 5150 Linton Boulevard
             Delray Beach, Florida 33484



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